SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

FRISCH’S RESTAURANTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, Ohio 45206

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 7, 2008

Dear Shareholders:

The annual meeting of the shareholders of Frisch’s Restaurants, Inc., an Ohio corporation, will be held at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, on Tuesday, October 7, 2008 at 10:00 a.m., Eastern Daylight Savings Time, for the following purposes:

1.	Election of four Directors to serve until the 2010 Annual Shareholders Meeting.

2.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

3.	Transaction of such other business as may properly come before the meeting or any adjournments thereof.

Your Board of Directors recommends a vote of “FOR ALL NOMINEES” on Proposal 1 and a vote “FOR” on Proposal 2.

Shareholders of record at the close of business on August 8, 2008 are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT

To assure your representation at the meeting, please vote promptly whether or not you expect to be present at the meeting. You can vote your shares (1) via the Internet, or (2) by signing and dating the enclosed proxy and returning it in the accompanying envelope. You will find specific instructions for voting via the Internet on the proxy card. If you attend the meeting, you may revoke your proxy and vote your shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on October 7, 2008: This Notice of Annual Meeting and Proxy Statement and the Company’s most recent Annual Report to Shareholders are available on our website at www.frisch.com.

By Order of the Board of Directors,

DONALD A. BODNER
Dated: August 28, 2008	Secretary

FRISCH’S RESTAURANTS, INC.

2800 Gilbert Avenue

Cincinnati, Ohio 45206

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 7, 2008

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Frisch’s Restaurants, Inc. (the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”), and at any and all adjournments thereof. The Meeting will be held at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202 on Tuesday, October 7, 2008 at 10:00 a.m., Eastern Daylight Savings Time. This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about August 28, 2008.

THE PROXY

Proxy

The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Meeting. A form of proxy for voting your shares at the Meeting is enclosed. When you properly execute and return your proxy, the shares it represents will be voted at the meeting as specified on your proxy. If no specification is made, the shares represented by your duly executed proxy will be voted (i) for the election as Directors of each of the nominees listed thereon; and (ii) for the ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm. The proxy will be voted at the discretion of the proxy holders, in accordance with the recommendations of the Board, on any other matter that may properly come before the meeting, including, in accordance with the rules of the Securities and Exchange Commission (“SEC”), any matter which the Company did not have notice of by July 17, 2008.

Revocability of Proxies

You may revoke your proxy at any time before it is exercised by (i) submitting a proxy bearing a later date using the voting method used when the revoked proxy was cast; (ii) filing a written notice of revocation with the President of the Company; or (iii) by attending and voting in person at the Meeting.

VOTING SECURITIES AND VOTING

Record Date

The Board of Directors has fixed the close of business on August 8, 2008 as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting and any adjournment(s) thereof (the “Record Date”). There were 5,106,437 shares of the Company’s common stock (“Common Stock”) issued and outstanding on the Record Date.

Voting

You are entitled to one vote for each share of Common Stock you owned of record on the Record Date on any matter submitted to a vote at the Meeting. However, in connection with the election of Directors, shares may be voted cumulatively if written notice that cumulative voting for the election of Directors is desired is given by any shareholder to the President, a Vice President or the Secretary of the Company not less than forty-eight (48) hours before the time fixed for holding the Meeting. The Chairman will announce the giving of any such notice upon the convening of the Meeting, and all shareholders may then cumulate their votes for Director nominees. Cumulative voting means that you have the right to vote the number of shares you owned as of the Record Date, multiplied by the number of Directors to be elected. You may cast this total number of votes for one nominee or distribute the votes among some or all of the nominees in any manner you desire. If cumulative voting is declared at the Meeting, votes represented by proxies may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Board, and discretionary authority to do so is included in the proxy.

Quorum Requirement

The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Meeting.

Vote Required

At the Meeting, directors will be elected by a plurality of the votes cast. Therefore, the four nominees receiving the greatest number of votes will be elected as Directors. Each other matter presented at the Meeting will be decided by a majority of the votes cast on that matter.

Method of Counting Votes

Shares represented by proxies which are voted “Withhold Authority” or on which a broker has indicated the absence of discretionary authority to vote the shares will be counted as present for the purpose of determining a quorum, but will not be voted in the election of Directors. Shares voted on one proposal but not all proposals on the proxies returned by brokers will be counted for the purpose of determining the number of shares represented at the meeting, but will not be considered as a vote for or against any matter not voted on. Abstentions will also be counted for the purpose of determining the number of shares represented at the meeting, but will not be considered as a vote for or against any matter as to which the abstention is effective.

CORPORATE GOVERNANCE MATTERS

Board Independence

At least annually, the Board of Directors reviews the independence of each non-employee Director and affirmatively determines whether each Director qualifies as independent. The Board recognizes that members of the Audit Committee and Compensation Committee may be subject to more stringent standards of independence. The Board has affirmatively determined that six of the seven current non-employee Directors, Dale P. Brown, Daniel W. Geeding, Jerome P. Montopoli, Robert J. Dourney, Lorrence T. Kellar, and William J. Reik, Jr., are independent in accordance with the independence standards of the American Stock Exchange and the Company’s Code of Regulations. The Company’s Code of Regulations is available on the Company’s website at www.frischs.com and is available in print upon written request to the Company’s Secretary. Each Director must keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect the Director’s independence.

Board Meetings

The Board of Directors of the Company held five meetings during the fiscal year ended June 3, 2008. All Directors except Blanche F. Maier attended at least 75% of the aggregate number of meetings of the Board held and all committees of the Board on which the director served during the year (during the period he or she was a Board or committee member during the year).

Annual Shareholder Meeting Attendance by Directors

Board members are expected to attend the Company’s annual shareholder meetings and the annual meetings of the Board, which are scheduled immediately after the annual meeting of shareholders each year. All Board members attended last year’s annual shareholders meeting, with one attending by phone.

Communications with the Board

The Board of Directors has a process for shareholders to send communications to the Board. Shareholders desiring to send a communication to the Board should address their written communication to: The Board of Directors, c/o Donald A. Bodner, Secretary, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206. Mr. Bodner will distribute copies of any such communications to all Board members. A confidential Corporate Governance Hotline is available to report concerns or complaints regarding the Company’s accounting, internal accounting controls, or other financial or auditing matters. These concerns or complaints will be referred to the Audit Committee of the Company’s Board of Directors. The toll-free number for reporting complaints or concerns is 1-800-506-6424. The Hotline is managed by a third party and is available 24 hours a day, 7 days a week. Calls may be made anonymously.

Board Committees, Charters and Meetings

The Board’s committees are: Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, Strategic Planning Committee and Finance Committee. Each of the Board’s committees operates under its own written charter. All committee charters are available on the Company’s website at www.frischs.com and are available in print upon written request to the Company’s Secretary, Donald A. Bodner.

The table below provides membership and meeting information for each of the Board Committees during the fiscal year ended June 3, 2008:

Name	Audit		Nominating and Corporate Governance		Compensation		Strategic Planning		Finance
Dale P. Brown			X	*			X
Robert J. Dourney					X		X	*
Daniel W. Geeding	X				X	*
Lorrence T. Kellar	X		X						X	*
Blanche F. Maier
Craig F. Maier							X	*
Karen F. Maier							X
Jerome P. Montopoli	X	*			X
William J. Reik, Jr.			X				X		X
Meetings During Fiscal Year	5		4		4		4		4

*	Committee Chair

Audit Committee

The Company’s Board of Directors has determined that all three members of the Audit Committee, Messrs. Montopoli, Kellar and Geeding, meet the independence standards of the American Stock Exchange’s listing standards, the Company’s Code of Regulations and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (“Exchange Act”). The Board has also determined that all three of the Audit Committee members are audit committee financial experts, as defined in current SEC rules. The financial background of each of these Audit Committee Members is contained in the section below entitled “PROPOSAL 1 – ELECTION OF DIRECTORS.”

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the independent registered public accounting firm’s qualifications and independence, (iii) the performance of the Company’s internal audit function and of the independent registered public accounting firm, and (iv) the Company’s compliance with legal and regulatory requirements. In performing these functions, the Audit Committee discusses with internal auditors and the outside independent registered public accounting firm their overall scope and plans for their respective audits. The Audit Committee also meets periodically with the independent registered public accounting firm, management, and internal auditors to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee selects and oversees the work of the independent registered public accounting firm. In accordance with the Audit Committee Charter and based upon the circumstances, including his extensive financial experience and preparedness for and participation in the Committee meetings, the Board of Directors affirmatively determined that the simultaneous service by Mr. Kellar on the Audit Committees of more than two other public companies does not impair his ability to serve effectively on the Company’s Audit Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised entirely of independent directors as defined under the American Stock Exchange’s listing standards and the Company’s Code of Regulations. The Nominating and Corporate Governance Committee’s function is to search for and recommend qualified, experienced candidates to the Board to be nominated for election as Directors at annual shareholder meetings, to fill any vacancies on the Board, and to develop and implement appropriate corporate governance guidelines. The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. Shareholders may propose director nominees by submitting the name, phone number and business experience and qualifications of such nominee to the Committee, by no later than May 1 of any year for the next annual shareholders meeting, at: Chair, Nominating and Corporate Governance Committee, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206. The Committee selects for nomination individuals who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with other nominees and members of the Board, in collectively serving the interests of the Company and its shareholders. The Committee evaluates all candidates based upon the same criteria regardless of whether they were nominated by the Committee, shareholders or a third party.

Compensation Committee

The Compensation Committee is responsible for overseeing the establishment and administration of the Company’s compensation and benefit programs for its executives and directors in accordance with the Company’s compensation philosophy, objectives, and policies. Each member of the Compensation Committee is independent as defined under the American Stock Exchange’s listing standards and the Company’s Code of Regulations, is an “outside” director pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and is a “non-employee” director pursuant to Section 16 of the Exchange Act. The Company’s processes and procedures for the consideration and determination of executive and director compensation is described in detail below in the section entitled “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members ever served as an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served on the board of directors or compensation committee of any entity that employs or compensates any member of the Compensation Committee or Board of Directors.

Strategic Planning Committee

The Strategic Planning Committee’s function is to collaborate with management in making recommendations to the Board of Directors with respect to the Company’s corporate mission and strategic plans. The Committee provides guidance to management in the development of strategic plans.

Finance Committee

All members of the Finance Committee are independent as defined under the American Stock Exchange’s listing standards and the Company’s Code of Regulations. The Finance Committee’s function is to review and advise management with respect to all strategies, plans, policies and actions related to corporate finance, including capital expenditure, dividend, and cash flow policies.

PROPOSALS FOR VOTE AT THE MEETING

PROPOSAL 1 – ELECTION OF DIRECTORS

Article II, Section 1 of the Company’s Code of Regulations provides that the business of the Company shall be managed and conducted by a Board of Directors consisting of not less than five nor more than nine members. The shareholders previously set the number of Directors at nine. Pursuant to the Code, shareholders entitled to elect Directors have the right to fill any vacancy in the Board (whether or not the vacancy has been filled by the remaining Directors) at any meeting of the shareholders attended by a quorum of shareholders. The Code of Regulations further requires that a majority of the Directors be independent.

The Company’s Nominating and Corporate Governance Committee nominates Director candidates for approval by the Board. The Company’s Corporate Governance Guidelines establish the following qualifications for directors: directors should possess the highest personal and professional ethics and integrity, be devoted to representing the interests of the Company and its shareholders, be willing to devote sufficient time to carry out the director’s duties and responsibilities effectively, and have diverse business and other experiences that will be most effective, in conjunction with the other directors on the Board, in collectively serving the best interests of the Company and its shareholders. The Company’s Corporate Governance Guidelines are available for review on the Company’s website at www.frischs.com and are available in print upon written request to the Company’s Secretary. The Nominating and Corporate Governance Committee did not retain any director search firm with respect to this year’s election, however the Committee is empowered to retain search firms or other advisors should it ever deem it necessary or desirable.

At the Meeting, four Directors are to be elected for a two-year term, to serve until the 2010 annual meeting of shareholders and until their successors have been elected and qualified. Based upon the recommendation of the Nominating and Corporate Governance Committee, your Board of Directors has unanimously nominated Robert J. (RJ) Dourney, Lorrence T. Kellar, Karen F. Maier and William J. Reik, Jr. for election as Directors at the Meeting to serve a two-year term. The principal occupations and certain other information about each of the nominees is set forth below.

The Board of Directors recommends a vote of “FOR ALL NOMINEES” to elect all nominees as Directors.

NOMINEES FOR DIRECTORS TO SERVE UNTIL THE 2010 MEETING

Name and Age as of the Meeting Date	Position, Principal Occupation, Business Experience And Other Directorships	Director Since
Robert J. (RJ) Dourney (Age 50)	Director of the Company (since December 2005); President, Hearthstone Associates (operator and developer of fast casual and meal preparations throughout New England) (since June 2005); Vice President-Operations, AuBon Pain (owns or franchises over 250 café’s throughout the world) (June 2001 to June 2005); Vice President-Operations, AHCI (May 2000 to June 2001)	2005

Lorrence T. Kellar (Age 71)	Director of the Company; Vice President-Retail Development, Continental Properties Company, Inc. (real estate developer) (since November 2002); Vice President – Real Estate, Kmart Corporation (April 1996 to September 2002); Group Vice President – Finance and Real Estate, The Kroger Co. (until April 1996); Chairman of the Board and Audit and Compensation Committee Member, Multi-Color Corporation (label printer); Director and Audit and Compensation Committee Member, Spar Group, Inc. (retail merchandiser); Trustee and Audit and Compensation Committee Member, Acadia Realty Trust; Trustee, Cincinnati Ballet; Trustee, Greater Cincinnati Educational Television Foundation; Trustee, Cincinnati Symphony Orchestra; Trustee, Building Healthy Lives for Women Foundation	1998

Karen F. Maier (Age 56)	Director of the Company (since February 2005), Vice President, Marketing of the Company (since July 1983); Director, Free Store Food Bank; Board Readiness Committee Chair, Women’s Foodservice Forum	2005

William J. Reik, Jr. (Age 70)	Director of the Company; Managing Member, Reik & Co., LLC (investment counseling firm) (since November 2006); Managing Director, William D. Witter, Inc. (investment counseling firm) (February 1991 until November 2006); Managing Director, Mitchell Hutchins Asset Management, Inc. (until February 1991)	1998

Votes represented by proxies will be cast by the proxy holders in such a way as to effect the election of all nominees, or, if cumulative voting is invoked, as many thereof as possible under the rules of cumulative voting in accordance with the recommendation of the Board. All nominees have consented to serve as directors if elected. However, in the event that any nominee shall become unable to serve prior to the Meeting, it is intended that the proxies will be voted for the balance of those nominees named and for such substitute nominee, if any, as shall be designated by the Board.

INCUMBENT DIRECTORS SERVING UNTIL THE 2009 SHAREHOLDER MEETING

The following table sets forth the names and certain information concerning the current Directors whose terms expire at the 2009 Annual Shareholders Meeting.

Name and Age as of the Meeting Date	Positions, Principal Occupation, Business Experience And Other Directorships	Director Since
Dale P. Brown (Age 61)	Director of the Company; Writer (since January 1999); President and Chief Executive Officer, Sive/Young & Rubicam (advertising agency) (July 1990 to December 1998); Trustee Emeriti, University of Richmond; Director and Member of the Audit and Nominating and Corporate Governance Committees, Ohio National Financial Services; Member, the Ohio Humanities Council; Director and President, The Mercantile Library of Cincinnati; Recipient of Two Silver Medals, American Advertising Federation	1999

Daniel W. Geeding (Age 66)	Chairman of the Board of the Company; Vice President and Chief Financial Officer, The Health Foundation Fund (since 2002); Vice President and Chief Financial Officer, The Health Foundation of Greater Cincinnati (since 1998); formerly Professor of management and entrepreneurship (from 1969 to May 2002), Director of the Center for International Business (from June 1997 to May 2002), and Dean, College of Business Administration (April 1988 to June 1997), Xavier University; Director, Corporation For Findlay Market; Director, Financial Executives International; Trustee, Bicentennial Commons Board of Visitors	1992

Blanche F. Maier (Age 81)	Director of the Company; Chairman Emeritus of the Board of Trustees, Cincinnati Ballet	1962

Craig F. Maier (Age 58)	President and Chief Executive Officer and a Director of the Company; Director, Cincinnati Bell, Inc. (since July 2008)	1984

Jerome P. Montopoli (Age 65)	Retired Certified Public Accountant and Private Investor and Consultant (since September 2001); Trustee Emeriti (since 2007) and Member of the Audit and Finance Committees, The University of Cincinnati Foundation (since 1996); Managing Partner, Partner Matters, Andersen Worldwide (October 1999 to August 2001); Managing Partner, Michigan Offices, Arthur Andersen LLP (March 1992 to October 1999); Managing Partner, Cincinnati, Arthur Andersen LLP (March 1988 to March 1992); Member of the Audit (Chair) and Finance Committees, Health Alliance of Greater Cincinnati	2005

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has unanimously selected the firm of Grant Thornton LLP to make an examination of the accounts of the Company and serve as the Company’s independent registered public accounting firm for the fiscal year commencing June 4, 2008. Grant Thornton LLP has made the audits of the Company’s accounts since 1952.

Shareholder ratification of the selection of independent accountants is not required by law, however, the Board nevertheless decided to ascertain the views of the shareholders in this regard. If the selection of Grant Thornton LLP is not ratified at the Meeting, the Board of Directors will consider the selection of other independent registered public accounting firms.

A representative of Grant Thornton LLP will be present at the annual meeting of shareholders. The representative will be afforded an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions from the shareholders.

The Board of Directors recommends a vote “FOR” ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm.

Auditor Fees and Services

A.	Audit Fees

The aggregate fees billed for professional services rendered by Grant Thornton LLP for the fiscal years ended May 29, 2007 and June 3, 2008, for the audit of the Company’s annual financial statements and internal controls, the reviews of the financial statements included in the Company’s Forms 10-Q, and services that are normally provided by accountants in connection with statutory and regulatory filings or engagements, were $393,899 and $345,200, respectively.

B.	Audit-Related Fees

The aggregate fees billed by Grant Thornton LLP for the fiscal years ended May 29, 2007 and June 3, 2008 for assurance and related services reasonably related to the performance of the audit or review of the financial statements (and not reported under “Audit Fees” above) were $42,849 and $60,460, respectively. Audit-related services principally included audits of the Company’s pension plans, 401(k) plans, medical plans, and other welfare benefit plans.

C.	Tax Fees

The aggregate fees billed by Grant Thornton LLP for the fiscal years ended May 29, 2007 and June 3, 2008 for miscellaneous tax compliance, tax advice and tax planning were $11,010 and $3,805, respectfully. These fees were principally for advice on various tax matters.

D.	All Other Fees

There were no fees billed for professional services rendered by Grant Thornton LLP for the fiscal years ended May 29, 2007 and June 3, 2008, for services other than those set forth above.

The Audit Committee considered the services of Grant Thornton LLP referenced in subparagraphs B through D above and determined those services were compatible with maintaining Grant Thornton LLP’s independence.

The Company has adopted a policy requiring pre-approval by the Audit Committee of audit and permissible non-audit services by Grant Thornton LLP. The Audit Committee did pre-approve all services by Grant Thornton LLP referenced above.

Audit Committee Report

The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 3, 2008, with management of the Company and Grant Thornton LLP, the Company’s independent registered public accounting firm, which included discussions about the selection of appropriate accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements. The Audit Committee discussed with Grant Thornton LLP the matters required to be discussed by Statement of Auditing Standard No. 61 (Codification of Statements on Auditing Standards, AU 380), as modified or supplemented. The Audit Committee received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, and has discussed with Grant Thornton LLP its independence. Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements for the fiscal year ended June 3, 2008, be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board, and the Board approved, subject to shareholder ratification, the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year commencing June 4, 2008.

Jerome P. Montopoli, Chair

Daniel W. Geeding

Lorrence T. Kellar

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation programs are intended to enhance the interests of our shareholders by attracting high quality executive talent, encouraging our executives to remain with the Company, rewarding our executive officers for financial and individual performance, and aligning the interests of our executives with those of our shareholders. The Company strives to ensure that the overall compensation paid to the named executive officers is appropriate, competitive with the comparable labor markets, and in line with our overall compensation objective to attract, motivate and retain the executive talent required to achieve our corporate objectives and increase shareholder value.

Throughout this proxy statement, the individuals included in the “Summary Compensation Table” below, including the Company’s Chief Executive Officer and Chief Financial Officer, are referred to as the “Named Executive Officers.”

Compensation Objectives and Strategy

Our compensation programs have been designed with the following objectives in mind:

•

Attract and Retain High Quality Executive Talent. Our compensation programs are intended to attract and retain high quality executive talent in our industry. In order to retain and attract executive talent with proven skills and experience, we believe our compensation programs must be competitive and compare favorably with those offered by companies with which we compete for a limited pool of executive talent.

•

Pay for Performance. Our compensation programs are intended to motivate our Named Executive Officers to achieve a superior level of performance. The amount of compensation for each Named Executive Officer is intended to reflect the executive’s experience, his or her individual performance, and the performance of the Company. Portions of our compensation program are expressly tied to the performance of the Company and/or the Named Executive Officer, including our incentive compensation and variable compensation plans and our equity award program. We seek to balance incentives for both short-term and long-term performance.

•

Shareholder Alignment. We seek to align the interests of our Named Executive Officers with our stockholders by using cash and equity based incentives that link executive compensation to the Company’s short- and long- term performance.

The compensation program for executives and professional staff provides base pay at market median, and total cash compensation between market median and the 75th percentile. Pay data is benchmarked against the restaurant industry, using regional/national data for restaurant chains with comparable revenue and total units. General industry data is used when position-specific pay data is not available in the restaurant industry. The compensation program for restaurant management provides base pay at market median and total cash compensation between market median and the 75th percentile. Pay data is benchmarked against the restaurant industry, using national data for restaurant chains with comparable revenue and total units. The source of the data is a comprehensive annual survey provided by the Chain Restaurant Compensation Association (CRCA), with approximately 101 restaurant organizations reporting compensation data.

Determining Compensation

The Compensation Committee monitors the administration of the Company’s compensation and benefit programs, including stock option and other incentive plans, for the Company’s executives, directors and other employees. The Committee focuses on the attraction and retention of key executives and makes the final determination of base salary, annual incentive compensation and stock-based compensation for the Chief Executive Officer and, taking into account the recommendations of the Chief Executive Officer, for each of the Company’s other Named Executive Officers. When making compensation decisions, the Committee considers the Company’s overall compensation philosophy, objectives, and policies, the performance results of the Company, relevant peer data, recommendations by management, and the advice and recommendations of Towers Perrin, Management Performance International, Inc. (MPI), and other outside compensation consulting firms. MPI is commissioned by the Committee.

Among other actions, the Committee has taken the following steps to ensure that it effectively carries out its responsibilities:

•	Retained Towers Perrin and MPI, external consultants with expertise in executive compensation, to provide the Committee with relevant market data and analysis and compensation recommendations.

•	Uses a tally sheet containing all relevant compensation information to conduct an annual review of all compensation for each Named Executive Officer. Information reported on the tally sheet includes:

•	All cash compensation, including base salary and incentive compensation

•	Equity compensation, including stock options awarded

•	Annual contributions to retirement plans, as well as total balances

•	Perquisites including auto allowance, Medical Reimbursement Plan, Supplemental Long-Term Disability, and reimbursement of relocation expenses

•	Increase in Pension benefits

•	Conducts an annual review of the Compensation Committee Charter to ensure that it effectively reflects the Committee’s responsibilities.

•	Conducts an annual self-evaluation of the Committee and each Committee member’s effectiveness and makes any changes that are appropriate based upon the self-evaluation.

•	Conducts an annual review of the Company’s Compensation Philosophy and Strategy Policy to ensure it remains appropriate given the Company’s strategic objectives.

During the fiscal year ended June 3, 2008, the Committee reviewed and oversaw various compensation and benefits issues, including but not limited to the following:

•	Reviewed and approved the merit increases, incentive compensation payments, and stock option awards to the Named Executive Officers and other key employees of the Company.

•	Reviewed and approved stock option grants for non-employee Directors.

•	Reviewed and approved the CEO evaluation form and conducted the annual CEO evaluation.

Management’s Role. Management, including the Chief Executive Officer, Chief Financial Officer, and Vice President of Human Resources, makes recommendations to the Committee for salary adjustments, incentive compensation and equity-based awards for the executive officers based upon the performance of the officers and the Company during the prior fiscal year and any changes in the officers’ responsibilities during the year. Management may also recommend material changes to compensation or to the mix of components of compensation during a fiscal year in connection with new hires or promotions of Named Executive Officers. The members of the Committee, in addition to the recommendations of management, also consider their own experience with the Named Executive Officers, including interactions of such officers with the Board of Directors, business results and business unit results, and reports or presentations by such officers provided to the Board on an as-needed or as-requested basis. No executive officer has any role in approving his or her own compensation.

Elements of Executive Compensation

To be consistent with our objectives to attract and retain quality talent, pay for performance and align the interests of our executives with our stockholders, our executive compensation program consists of:

•	Base Salary

•	Incentive Compensation and Variable Compensation Plans

•	Equity Awards

•	Retirement Benefits, Health and Welfare Benefits and Perquisites

Generally, the types of compensation and benefits provided to the Named Executive Officers are similar to those provided to other executive officers of the Company.

Base Salary

Chief Executive Officer (CEO) The Company currently has a three-year employment agreement with the CEO, for the period beginning May 31, 2006 and ending on June 2, 2009. Under this agreement, the CEO’s base salary for the fiscal year ended June 3, 2008 was $272,420. However, because the fiscal year beginning May 30, 2007 contained 53 weeks, the CEO actually received $277,659 in base pay for the fiscal year. The CEO’s base salary is adjusted at the beginning of the second and third years of the employment agreement to reflect 100% of the latest annual change in the Consumer Price Index for All Urban Consumers (“CPI-U”) published by the U.S. Department of Labor, Bureau of Labor Statistics. Pursuant to this agreement, the annual base salary for the CEO for the fiscal year beginning June 4, 2008 is $283,317.

Executives To determine the base salaries of the Company’s other executives, the Company established a series of salary ranges that correspond to levels of executive responsibility. The basis for the establishment of the ranges is data provided by an independent consultant. The Company updates the salary ranges annually, based on current market data. Individual salaries are set within the applicable salary range for the position and are evaluated annually. The CEO recommends merit increases, subject to the Committee’s approval, based on job performance as measured against one or more individual performance goals established annually for each executive and based upon the overall performance of the Company.

Incentive Compensation

Chief Executive Officer Bonus and Incentive Plans

Under his employment agreement, the Chief Executive Officer is eligible for incentive compensation for each fiscal year during the contract that the Company’s pre-tax earnings (before deducting his incentive compensation) equal or exceed 4% of the Company’s total sales. The incentive compensation is equal to (a) 1.5% of the Company’s pre-tax earnings if in such year pre-tax earnings equal or exceed 4% (but are less than 5%) of the Company’s total sales, and (b) an additional 1.0% of the Company’s pre-tax earnings if in such year the Company’s pre-tax earnings equal or exceed 5% of the Company’s total sales. However, the incentive compensation will be reduced to the extent that the payment of the incentive compensation would reduce the Company’s pre-tax earnings to below 4% of the Company’s total sales. Incentive compensation is paid 90% in cash and 10% in the Company’s Common Stock (rounded down to the nearest whole share). Any Common Stock issued must be held for one year after the date of issue.

Also pursuant to the employment agreement, the Company will make a contribution to the trust established for the benefit of the CEO under the Frisch’s Restaurants, Inc. Nondeferred Cash Balance Plan (see Benefits section below) for any fiscal year in which the Company’s pre-tax earnings equal or exceed 4% of the total revenue, based upon the following schedule:

Pre-Tax Earnings as a Percentage of Total Revenue	Contribution to the Plan as a Percentage of Salary
At least 4%, but less than 5%	18%
At least 5%, but less than 6%	37%
At least 6%	55%

Senior Executive Bonus Plan

Under the Company’s Senior Executive Bonus Plan, the Chief Operating Officer, the Chief Financial Officer, and the other non-operations executives are eligible to earn annual incentive compensation of up to 40% of their annual salary. Each executive’s incentive compensation is determined by a formula that takes into account (1) the extent to which individual performance goals established prior to the beginning of the fiscal year are met, and (2) the Company’s pre-tax consolidated earnings for the fiscal year, as a percentage of total sales. No incentive compensation is paid unless pre-tax consolidated earnings of the Company are at least 4% of sales. Pre-tax consolidated earnings for the fiscal year ended June 3, 2008 included a fourth quarter non-cash, pre-tax impairment of assets charge of $4.7 million relating to three Golden Corral restaurants. Without the impairment charge, pre-tax consolidated earnings exceeded 4% but was less than 5% of sales. The Compensation Committee approved incentive compensation for executive officers based on pre-tax consolidated earnings exclusive of the impairment charge.

In order to receive the maximum incentive compensation, an executive must fully meet the individual performance goals and pre-tax consolidated earnings of the Company must equal or exceed 7% of sales. Of the total incentive compensation earned, 10% is paid in shares of the Company’s Common Stock (rounded down to the nearest whole share) and the remainder is paid in cash. For the fiscal year ended June 3, 2008, 266 shares of Common Stock were issued to employees pursuant to the Plan. All Common Stock issued must be held for one year from the date of issue. If all eligible employees under the Senior Executive Bonus Plan had earned their maximum incentive compensation during the fiscal year ended June 3, 2008, a total of 1,451 shares of Common Stock would have been issued. Incentive compensation was awarded under the Senior Executive Bonus Plan equal to a percentage of salary, adjusted in accordance with a formula which took into account the extent to which individual goals were met and the Company’s pre-tax earnings for the fiscal year as a percentage of total sales.

Equity Awards

Executives – 2003 Stock Option and Incentive Plan

This Plan was recommended by the Compensation Committee, adopted by the Board of Directors and approved by the shareholders in October 2003. Pursuant to the Plan, options for shares of the Common Stock of the Company may be granted to officers and key management personnel. Under the Plan, options with terms not in excess of ten years from the date of grant may continue to be granted until terminated by the Board of Directors. All options granted vest in three equal annual installments. At the discretion of the Compensation Committee, the options may vest immediately upon retirement from the Company. Options under this Plan, subject to the approval of the Committee, are generally granted for each fiscal year, if merited, at the first Compensation Committee meeting held after the fiscal year ends, when the operating results for the fiscal year are known. Under the Plan, any stock issued upon the exercise of options must be held for at least one year after it is acquired. At the discretion of the Compensation Committee, stock options may be granted to newly hired executives as incentive compensation.

Stock Purchase Option Plan (Section 423 Discount Stock Purchase Plan)

The Company offers all employees the opportunity to purchase, by payroll deduction, Frisch’s Common Stock at a 15% discount through the Stock Purchase Option Plan. There are two six-month offering periods held annually. Purchase restrictions are limited only by government regulations.

Benefits

The benefits programs, including health and welfare benefits and retirement benefits, are designed to attract and retain the best employees. The Company reviews its benefits annually to ensure that they are competitive with those offered by other restaurant chains. The source of the comparison data is a comprehensive annual survey provided by the Chain Restaurant Compensation Association (CRCA), with approximately 61 restaurant organizations reporting benefits data. Data reported in the CRCA report is used to benchmark benefits against other restaurant chains.

Defined Benefit Pension Plan (Qualified Plan), Supplemental Executive Retirement Plan (Non-Qualified Plan) and Nondeferred Cash Balance Plan (Non-Qualified Plan)

The qualified Pension Plan adopted by the Board of Directors, in which the highly compensated employees (HCE’s) of the Company had benefits accrue through December 31, 1999, provides benefits upon the retirement of employees covered by the Plan. Commencing in the year 2000, the HCE’s of the Company began receiving comparable pension benefits through a Nondeferred Cash Balance Plan (NCBP) instead of accruing additional benefits under the qualified Pension Plan. The comparable NCBP benefit amount is determined annually and converted to a lump sum. Taxes are withheld from the lump sum, and the net amount is deposited into the HCE’s individual trust and reported as W-2 compensation.

Under the Internal Revenue Code, there is an annual limitation on the amount of compensation of each employee that may be taken into account under the qualified Pension Plan, which through 1999 was set at $160,000. The annual limitation for some of the years prior to 1994 was substantially higher. For 1999 and earlier, HCE’s had benefits accrue under an unfunded, non-qualified Supplemental Executive Retirement Plan (SERP) which provides a supplemental retirement benefit to qualified HCE’s equal to the reduction in their benefits under the qualified

Pension Plan that results when compensation exceeds the Internal Revenue Code limitation, or when elective salary deferrals are made to the non-qualified Frisch’s Executive Savings Plan (see below).

Under the qualified Pension Plan, an individual’s monthly Pension Plan benefit equals 51% of his or her average monthly compensation minus 50% of monthly Social Security benefits. The benefit of an individual who has less than 28 years of service with the Company is reduced by 1/28 for each year less than 28. The benefit can be taken as early as age 55, but the benefit amount will be reduced if taken before age 65. Average monthly compensation is based upon the participant’s five highest consecutive compensation periods. Compensation that is taken into consideration for periods after 1991 includes all compensation reported on the participant’s W-2 and all elective contributions to a Section 125 or 401(k) plan, except that after July 15, 2002, the following items are specifically excluded: reimbursements, automobile expense allowance, use of a Company-owned automobile or any other Company-owned property, moving expense allowance and all other allowances, contributions to or benefits under the Company’s Nondeferred Cash Balance Plan, amounts realized from the grant and/or exercise of stock options, other fringe benefits (cash and non-cash), and deferred compensation.

Amounts set aside under the qualified Pension Plan are computed on an actuarial basis using an aggregate funding method. Cash contributions totaling $800,000 were made by the Company to the qualified Pension Plan referenced above for the fiscal year ended June 3, 2008 (additional cash contributions of $200,000 were made by the Company to the other qualified pension plan of the Company in which the Named Executive Officers do not participate).

Defined Contribution Plan – Frisch’s Executive Savings Plan (FESP)

The Frisch’s Executive Savings Plan (FESP), established in November 1993, provides a means for certain management employees who are disqualified from participating in the Frisch’s Employee 401(k) Savings Plan, to participate in a similarly designed non-qualified plan. Under the FESP, an eligible employee may choose to invest in mutual funds or Common Stock of the Company. For employees who choose to invest in the Company’s Common Stock, the Company makes a 15% matching contribution of Common Stock. The Company makes a 10% matching contribution for employees who invest in mutual funds. Employees may invest up to 25% of their pre-tax income in the FESP; however, the Company adds a match only to the first 10% of salary deferred. Upon an employee’s retirement, the Company has the option to issue to the employee the shares of Common Stock allocated to that employee or to pay to the employee the fair market value of the Common Stock allocated to him or her in cash. A total of 58,492 shares of the Common Stock were reserved for issuance under the FESP when it was established in 1993. Since its inception, participants have cumulatively redeemed 17,465 shares through June 3, 2008. The current reserve balance of 41,027 shares contains 6,430 shares (including 2,462 shares allocated during the fiscal year ended June 3, 2008) that have been allocated but not issued to active plan participants. A summary of the FESP Plan benefits for the Named Executive Officers during the last fiscal year is as follows:

Nonqualified Deferred Compensation – Frisch’s Executive Savings Plan (FESP)

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Craig F. Maier	$0	$0	$0	$0	$0
Donald H. Walker	35,840	1,792	22,489	0	288,984
Rinzy J. Nocero	37,255	3,725	809	0	47,226
Michael R. Dunham	17,327	1,733	4,234	0	40,283
Michael E. Conner	23,191	1,546	11,325	0	178,438

Health and Welfare Benefits

The Company offers medical, dental, life and disability insurance to its employees. The benefits are designed to attract, retain, and provide security to employees for their health and welfare needs. All full-time employees are eligible for medical and disability coverage after meeting applicable waiting periods. Full-time employees are eligible for the same major medical plans that are offered to the executives. In addition, executive officers are provided a Medical Reimbursement Plan that reimburses out-of-pocket medical, dental, and vision expenses. This taxable benefit is grossed up and reported as income on the employee’s W-2 form. A maximum of 10% of the employee’s annual base and incentive compensation, including tax gross up, will be reimbursed each year.

The Company provides a long-term disability plan (LTD) to eligible employees. The plan provides replacement income of 60% of base and incentive pay, up to $5,000 per month. The Company provides a supplemental long-term disability plan to employees whose income exceeds that covered by the standard long-term disability plan. In addition, the CEO’s employment contract provides that in the event he becomes disabled as defined by the Company’s standard long-term disability plan, he will receive disability pay equal to 60% of his average compensation. Average compensation is defined as the total compensation, including incentive compensation, earned by the CEO in the three fiscal years preceding the year in which he becomes disabled, divided by three.

Vacation Benefits

The Company offers vacation benefits to employees after meeting applicable waiting periods. These benefits are offered to all employees with variances based on an employee’s classification and years of service.

Summary Compensation Table

The table below summarizes the compensation awarded, paid to, or earned by the Company’s Named Executive Officers during the fiscal years ended June 3, 2008 and May 29, 2007.

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)		All Other Compensation(9) ($)	Total ($)
Craig F. Maier Chief Executive Officer	2008	$277,659				$0	$661		$104,751	$383,071
	2007	265,000		21,164		190,270	56,805		147,919	681,158

Donald H. Walker Chief Financial Officer	2008	171,105		829	22,625	7,589	5,486		21,985	229,619
	2007	161,645		799	29,375	7,296	32,508		42,471	274,094

Rinzy J. Nocero Chief Operating Officer	2008	244,615		1,605	10,057	14,595	18,663		38,021	327,556

Michael R. Dunham Regional Director(1)	2008	91,731	81,539		2,532		0	(7)	21,404	197,206
	2007	90,000	80,000		1,095		12,154		80,235	263,484

Michael E. Conner VP – Human Resources	2008	143,083		1,257	15,838	11,475	0	(8)	27,880	199,533

1.	Mr. Dunham separated from the Company June 24, 2008.
2.	Mr. Dunham was guaranteed a bonus of $80,000 per year. The bonus was paid out in cash throughout the year in the amount of $6,154 for each 4-week accounting period. Because the fiscal year ended June 3, 2008 actually contained 53 weeks, Mr. Dunham received $81,539 in bonus compensation for the fiscal year.
3.	The amounts reported are the portion of the incentive compensation paid in stock under the CEO Bonus Plan and the Senior Executive Bonus Plan.
4.	The amounts reported reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2008 in accordance with SFAS 123(R) and may include amounts from awards granted prior to and during the fiscal year ended June 3, 2008.
5.	Incentive compensation under the CEO Bonus Plan and the Senior Executive Bonus Plan is paid 90% in cash and 10% in shares of the Company’s Common Stock. The amounts in this column represent the cash portion of the incentive compensation paid under the CEO Bonus Plan, the Senior Executive Bonus Plan, and/or the Variable Compensation Plan. The portion of the incentive compensation paid in stock is reported in the “Stock Awards” column.
6.	Change in Pension Value includes the qualified Pension Plan and the Supplemental Executive Retirement Plan.
7.	Due to a change in the discount rate used to calculate the accumulated pension benefit, the benefit amount for Michael R. Dunham decreased by $395.

8.	Due to a change in the discount rate used to calculate the accumulated pension benefit, the benefit amount for Michael E. Conner decreased by $259.
9.	All Other Compensation is as follows:

		Auto Allowance ($)	Supplemental Long Term Disability ($)	Moving Expenses ($)	Medical Reimbursement Plan ($)	Contributions to Nondeferred Cash Balance Plan (NCBP) ($)	Total ($)
Craig F. Maier	2008	$7,990	$13,345		$26,003	$57,413	$104,751
	2007	10,113	13,345		16,350	108,111	147,919

Donald H. Walker	2008		3,306		7,137	11,542	21,985
	2007		3,306		14,171	24,994	42,471

Rinzy J. Nocero	2008	7,990	1,145	21,569	7,317		38,021

Michael R. Dunham	2008	6,307	309		12,352	2,436	21,404
	2007	6,062	309	67,245	6,619		80,235

Michael E. Conner	2008		1,200		14,066	12,614	27,880

Grants of Plan-Based Awards

The following table shows the long-term equity-based incentive compensation awards granted to Named Executive Officers during the fiscal year ended June 3, 2008, for their performance in the fiscal year ended May 29, 2007. These options generally vest in three equal annual installments from the date of grant. The table reflects the full value of stock option awards granted in the fiscal year ended June 3, 2008, without regard to the vesting period.

Fiscal 2008 Grants of Plan-Based Awards

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Craig F. Maier		0	0	0
Donald H. Walker	6/5/2007	2,500	$31.40	$21,550
Rinzy J. Nocero	6/5/2007	3,500	31.40	30,170
Michael R. Dunham	6/5/2007	500	31.40	4,310
Michael E. Conner	6/5/2007	1,750	31.40	15,085

On June 24, 2008, for their performance in the fiscal year ended June 3, 2008, the following Named Executive Officers were granted options to purchase stock at an exercise price of $23.60:

Donald H. Walker	2,500 options
Rinzy J. Nocero	3,500 options
Michael E. Conner	1,750 options

Outstanding Equity Awards at Fiscal Year End

The following table outlines outstanding long-term equity-based incentive compensation awards for the Named Executive Officers as of the fiscal year ended June 3, 2008. Each outstanding award is shown separately. Option Awards include non-qualified stock options.

Outstanding Equity Awards at Fiscal Year Ended June 3, 2008

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Craig F. Maier	61,478	—		—	$10.625	7/5/2010
	40,000	—		—	13.700	7/11/2011
	40,000	—		—	19.780	7/11/2012
	40,000	—		—	18.950	7/10/2013
	30,000	—		—	29.175	7/7/2014
	20,000	—		—	25.250	7/22/2015
Donald H. Walker	1,167	—		—	13.430	6/12/2011
	5,000	—		—	19.040	6/11/2012
	5,000	—		—	18.790	6/10/2013
	5,000	—		—	30.130	6/8/2014
	3,333	1,667	(1)	—	24.300	6/7/2015
	833	1,667	(2)	—	25.150	6/6/2016
	—	2,500	(3)	—	31.400	6/5/2017
Rinzy J. Nocero	—	3,500	(3)	—	31.400	6/5/2017
Michael R. Dunham	166	334	(2)	—	25.150	6/6/2016
	—	500	(3)	—	31.400	6/5/2017
Michael E. Conner	3,500	—		—	19.040	6/11/2012
	3,500	—		—	30.130	6/8/2014
	2,333	1,167	(1)	—	24.300	6/7/2015
	583	1,167	(2)	—	25.150	6/6/2016
	—	1,750	(3)	—	31.400	6/5/2017

(1)	All unexercisable shares will vest on June 7, 2008.
(2)	One-half of the unexercisable shares vest on each of June 6, 2008 and 2009.
(3)	One-third of the unexercisable shares vest on each of June 5, 2008, 2009, and 2010.

Option Exercises and Stock Vested

No Named Executive Officers exercised stock options during the fiscal year ended June 3, 2008.

Pension Benefits

The following table illustrates the payments in connection with retirement, shown for each retirement plan. The table shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer under the Qualified Pension Plan and the Supplemental Executive Retirement Plan (SERP).

Pension Benefits as of Fiscal Year End June 3, 2008

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Craig F. Maier	Qualified Pension Plan (Defined Benefits)	20.83	$306,520	$0
	Supplemental Executive Retirement Plan	20.83	150,151	0
Donald H. Walker	Qualified Pension Plan (Defined Benefits)	22.33	270,111	0
	Supplemental Executive Retirement Plan	22.33	14,105	0
Rinzy J. Nocero	Qualified Pension Plan (Defined Benefits)	1.00	18,663	0
Michael R. Dunham	Qualified Pension Plan (Defined Benefits)	1.00	10,592	0
Michael E. Conner	Qualified Pension Plan (Defined Benefits)	1.00	24,956	0

Potential Payments upon Termination or Change in Control

The Company maintains a change in control agreement with Craig F. Maier, the Chief Executive Officer, dated November 21, 1989 and amended on March 17, 2006. The agreement provides that, if there is a change in control of the Company that has not been approved by the Board of Directors, the Company shall either (a) continue the Chief Executive Officer’s employment for up to three years with compensation and perquisites equal to that which he would have received had there not been such a change, (b) employ him on such other terms as he and the Company agree, or (c) terminate his employment and make lump sum payments to him equal to the present value, based on a certain discount rate, of such compensation and continue such perquisites until the end of the period for which his employment would have continued. The maximum aggregate lump sum payment that would be payable to the Chief Executive Officer under the agreement if he were terminated on the date of filing of this Proxy Statement would be approximately $2,208,000 using a discount rate of 0.4% in accordance with provisions of the agreement.

The Company does not have a change in control agreement with any other Named Executive Officers.

Fiscal 2008 Non-Employee Director Compensation

The compensation for our non-employee Directors is intended to attract and retain the services of experienced and knowledgeable people and fairly compensate them for the time and effort required of a Director of a public company. Part of the compensation is given in the form of stock options in order to further align the interests of the Directors with all stockholders of the Company and to motivate Directors to focus on the long-term financial interests of the Company. Directors who are Company employees are not paid any additional compensation for their services as a Board member. The following table summarizes the compensation earned by or awarded to each non-employee Director who served on the Board of Directors during the fiscal year ending June 3, 2008.

2008 Fiscal Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
Dale P. Brown	39,733	22,920	62,653
Robert J. Dourney	35,667	22,920	58,587
Daniel W. Geeding	48,800	22,920	71,720
Lorrence T. Kellar	44,500	22,920	67,420
Blanche F. Maier	23,600	22,920	46,520
Jerome P. Montopoli	40,900	22,920	63,820
William J. Reik, Jr.	40,400	22,920	63,320

(1)	On October 1, 2007, the non-employee Directors were each granted options to purchase 3,000 shares of the Company’s Common Stock at an exercise price of $29.65 per share. These options vest in one year. The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal year ended June 3, 2008 in accordance with SFAS 123(R) and thus may include amounts from awards granted in and prior to fiscal 2008.
(2)	The following outstanding Option Awards for non-employee Directors totaled 66,000 shares as of the fiscal year ended June 3, 2008:

Director	Number of Options Awarded
Dale P. Brown	9,000
Robert J. Dourney	6,000
Daniel W. Geeding	12,000
Lorrence T. Kellar	9,000
Blanche F. Maier	9,000
Jerome P. Montopoli	7,000
William J. Reik, Jr.	14,000

No non-employee Directors exercised options during the fiscal year ended June 3, 2008.

(3)	Blanche F. Maier is the widow of Jack C. Maier. Mr. Maier previously served as Chairman of the Board of the Company and provided other services pursuant to an employment agreement effective May 29, 2000. Pursuant to that employment agreement, Blanche F. Maier receives certain deferred compensation. In addition, Blanche F. Maier is covered under the Company’s health plan, for which she pays the full cost of her coverage. See “Certain Relationships and Related Transactions” for further information about the employment agreement.

During the fiscal year ended June 3, 2008, the Company paid non-employee Directors an annual retainer fee of $20,000. From May 30, 2007 through March 10, 2008, the Company paid each non-employee Director $1,200 for each Board meeting or Committee meeting attended in person ($600 if attended by telephone). Effective March 11, 2008, the Company paid each non-employee Director $1,600 for each Board meeting or Committee meeting attended in person ($800 if attended by telephone). In addition, each non-employee Director is paid $2,500 for each Committee they chair. The Chairman of the Board receives $8,500 for serving as the Chairman of the Board. On October 1, 2007, non-employee Directors were each granted options to purchase 3,000 shares, based upon benchmarking done by the Company to determine an appropriate and competitive option award for non-employee Directors.

In addition to the compensation described above, each Director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance for Board or Committee meetings.

The Company does not provide non-employee Directors with retirement benefits, benefits under health and welfare plans, or compensation in any form not described above, nor does it have any agreement with any Director to make charitable donations in the Director’s name.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, certain of our officers, and persons owning more than 10% of the outstanding shares of the Company’s common stock to file reports of their beneficial ownership and changes in beneficial ownership of the Company’s common stock with the Securities and Exchange Commission and the American Stock Exchange and to furnish copies of such reports to the Company. The Company is required to set forth in this Proxy Statement the number of late reports, transactions not reported and any known failure to file a report. Based solely on our review of the reports furnished to us and certain written representations of each reporting person, to the Company’s knowledge, the filing requirements were satisfied by the persons subject thereto during the most recent fiscal year with the exception of the following: on August 30, 2007, Rinzy J. Nocero filed a Form 4 reporting the acquisition of 78 shares of phantom stock units under the Frisch’s Executive Savings Plan on August 27, 2007; and on November 29, 2007, the following officers reported the following acquisitions of shares of Common Stock under the Frisch’s Employee Stock Purchase Plan on October 31, 2007: (i) William L. Harvey acquired 29 shares, (ii) Lindon C. Kelley acquired 55 shares, and Michael R. Everett acquired 57 shares.

Certain Relationships and Related Transactions

Policies and Procedures with Respect to Related Person Transactions

The Board of Directors has approved a written Related Person Transaction Policy. The policy requires that the Audit Committee review and approve or ratify all related person transactions for which disclosure is required pursuant to the rules and regulations of the SEC. A related person transaction includes any transaction, arrangement or relationship in which the Company or any of its subsidiaries is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, Director or Director nominee of the Company;

•	any shareholder owning more than 5% of the Company’s Common Stock;

•

any immediate family member (as defined in the rules and regulations of the SEC) of an executive officer, Director, Director nominee or beneficial owner of more than 5% of the Company’s Common Stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

As part of the review and approval process, the Audit Committee considers all relevant facts and circumstances available to the Audit Committee, including the recommendations of management. No member of the Audit Committee participates in any review, consideration or approval of any related person transaction involving such member or any of his or her immediate family members, except that such member is required to provide all material information concerning the related person transaction to the Audit Committee.

The Board has pre-approved each of the following related person transactions as part of the Company’s Related Person Transaction Policy:

•	any transaction with a related person involving the purchase or sale of products or services in the ordinary course of business on arms’ length terms available to third parties;

•

any transaction with another company where the related person’s only relationship is as an employee (but not an executive officer), Director or beneficial owner of less than 10% of that company’s shares and the aggregate amount involved does not exceed the lesser of $120,000 or two percent of that company’s total annual revenues;

•

any employment by the Company of a relative of a Director or executive officer where the employment was entered into in the ordinary course of business and the relative’s compensation is in accordance with the Company’s practices applicable to employees with equivalent qualifications and responsibilities holding similar positions;

•

any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university where the related person’s only relationship is as an employee or a Director (but not an executive officer) and the aggregate amount involved does not exceed the lesser of $200,000 or two percent of the charitable organizations total annual receipts;

•

any transaction where the related person’s interest arises solely from the ownership of the Company’s Common Stock and all holders of such Common Stock receive the same benefit on a pro-rata basis (e.g., dividends); and

•	Director compensation arrangements, if such arrangements have been approved by the Board of Directors or the Nominating and Corporate Governance Committee.

Relationships and Transactions

During the fiscal year ended June 3, 2008, a franchised restaurant in West Chester, Ohio owned by Frisch West Chester, Inc. (“West Chester”), which in turn is owned by Karen F. Maier and other children (except Craig F. Maier) of Blanche F. Maier, a Director of the Company, made purchases from the Company’s commissary totaling $574,738 and paid to the Company advertising fees of $56,196, employee leasing fees of $929,169, payroll and accounting fees of $12,324, human resources and benefit fees of $12,326, franchise fees of $84,294, and point of sale help desk fees of $7,007. A franchised restaurant in West Hamilton, Ohio is owned by Frisch Hamilton West, Inc. (“Hamilton West”), which in turn is owned by other members of Blanche F. Maier’s family. During the last fiscal year, Hamilton West made purchases from the Company’s commissary totaling $811,908 and paid to the Company advertising fees of $79,244, employee leasing fees of $1,186,501, payroll and accounting fees of $12,324, human resources and benefit fees of $24,838, franchise fees of $118,866, and point of sale help desk fees of $7,237. During the fiscal year ended June 3, 2008, a franchised restaurant in New Richmond, Ohio owned by Craig F. Maier, an officer and Director of the Company, made purchases from the Company’s commissary totaling $358,865 and paid to the Company advertising fees of $34,161, employee leasing fees of $591,114, payroll and accounting fees of $12,324, human resources and benefit fees of $13,855, franchise fees of $51,241, and point of sale help desk fees of $6,777. The above-described transactions were effected on substantially similar terms as transactions with persons having no relationship with the Company.

Hamilton West is a party to an Agreement to Purchase Stock with the Company, which provides when there is only one remaining shareholder of Hamilton West, that remaining shareholder may require the Company to purchase any or all his or her shares of Hamilton West at any time, and the Company is required to purchase all such shares upon the death of the sole remaining shareholder. The purchase price for any such purchase by the Company would be the book value of the shares as determined by the corporation’s accountants based upon generally accepted accounting principles, determined as of the end of the month immediately preceding the closing. The closing must be held within 30 days after the demand for purchase by the remaining shareholder or the appointment of the personal representative for the shareholder’s estate, as applicable, and the purchase price must be paid in cash at the closing.

West Chester is a party to an Agreement to Purchase Stock with the Company, which provides when there is only one remaining shareholder of West Chester, that remaining shareholder may require the Company to purchase any or all his or her shares of West Chester at any time, and the Company is required to purchase all such shares upon the death of the sole remaining shareholder. The purchase price for any such purchase by the Company would be the greater of either the book value of the shares or twice the average earnings per share over the prior three years, with a maximum purchase price of $100,000 less any outstanding debt owed by West Chester to the deceased shareholder. The closing must be held within 30 days after the demand for purchase by the remaining shareholder or the appointment of the personal representative for the deceased shareholder’s estate, as applicable, and the purchase price must be paid in cash at the closing.

Karen F. Maier, a Director and Vice President – Marketing of the Company, is the daughter of Blanche F. Maier and the sister of Craig F. Maier. During the fiscal year ended June 3, 2008, Ms. Maier received a salary of $141,907, incentive compensation of $8,390, medical reimbursement of $14,242, contributions to the Nondeferred Cash Balance Plan of $13,590, long-term disability benefits of $1,221, the Company made matching contributions to the Frisch’s Executive Savings Plan in the amount of $841, and Ms. Maier earned options for 1,750 shares of the Company’s common stock.

Scott C. Maier, a Construction Manager at the Company, is the son of Blanche F. Maier and the brother of Craig F. Maier and Karen F. Maier. During the fiscal year ended June 3, 2008, Scott C. Maier received a salary of $67,144 and an auto allowance of $5,645.

Until his death on February 2, 2005, Jack C. Maier served as Chairman of the Board and provided other services to the Company pursuant to an employment agreement effective May 29, 2000. Jack C. Maier was the husband of Blanche F. Maier and the father of Craig F. Maier and Karen F. Maier. The agreement provides that upon the death of Jack C. Maier, the Company will pay to his widow, Blanche F. Maier, or to her estate if she should die, for each of the next ten years the amount of $214,050, adjusted annually to reflect 50% of the latest annual percentage change in the Consumer Price Index for All Urban Consumers. In accordance with the agreement, the Company paid Blanche F. Maier the monthly amount of $18,368 during the first part of the last fiscal year and $18,744 per month effective March 1, 2008 and thereafter after the annual Consumer Price Index adjustment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock as of August 8, 2008 (unless a different date is specified in the notes to the table):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Blanche F. Maier 2800 Gilbert Avenue Cincinnati, OH 45206	1,714,213	(1)(2)	33.5%

Craig F. Maier 2800 Gilbert Avenue Cincinnati, OH 45206	1,317,044	(2)(3)	24.7%

Karen F. Maier 2800 Gilbert Avenue Cincinnati, OH 45206	829,979	(2)(4)	16.2%

Reik & Co., LLC 15 West 53rd Street, Suite 12B New York, NY 10019	733,211	(5)	13.3%

Royce & Associates, LLC 1414 Avenue of Americas New York, New York 10019	422,500	(6)	7.7%

River Road Asset Management, LLC 462 S. 4th Street, Suite 1600 Louisville, KY 40202	425,517	(7)	7.7%

(1)

Includes 780,726 over which Mrs. Maier has sole voting and investment power, 924,487 shares over which she has sole voting power only and 9,000 shares that she has the right to acquire pursuant to the exercise of stock options. The amounts shown above include the following shares over which she has sole voting power as Voting Trustee pursuant to a Voting Trust Agreement dated June 26, 1997: Craig F. Maier and Karen F. Maier, as Co-Trustees of

the Trust established under the Will of David Frisch, deceased as to 764,197 shares; and Craig F. Maier, as Trustee under the Annette Frisch Amended and Restated Trust Agreement as to 160,290 shares. See also footnotes (2), (3) and (4).

(2)	Craig F. Maier and Karen F. Maier are siblings and are the children of Blanche F. Maier.
(3)

Includes 161,079 shares over which Mr. Maier has sole voting and investment power, 764,197 shares over which Mr. Maier and Karen F. Maier share investment power only as Co-Trustees of the Trust established under the will of David Frisch, deceased, 160,290 shares over which he has sole investment power only as Trustee under the Annette Frisch Amended and Restated Trust Agreement, and 231,478 shares which he has the right to acquire pursuant to the exercise of employee stock options. See also footnotes (1), (2) and (4).

(4)

Includes 43,032 shares over which Ms. Maier has sole voting and investment power, 764,197 shares over which Ms. Maier and Craig F. Maier share investment power only as Co-Trustees of the Trust established under the will of David Frisch, deceased, and 22,750 shares which she has the right to acquire pursuant to the exercise of employee stock options. See also footnotes (1), (2) and (3).

(5)	Information given is as of January 14, 2008, as reported in a Schedule 13G/A filed with the SEC. William J. Reik, Jr., a Director of the Company, is the Managing Member of Reik & Co., LLC.
(6)	The information given is as of January 28, 2008, as reported in a Schedule 13G/A filed with the SEC.
(7)	The information given is as of March 24, 2008, as reported in a Schedule 13G/A filed with the SEC.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the number of shares of Common Stock beneficially owned as of August 8, 2008 by (i) each Director and nominee for election as a Director of the Company, (ii) each named executive officer of the Company named in the Summary Compensation Table herein, and (iii) all Directors and executive officers of the Company as a group. Unless otherwise indicated, beneficial ownership numbers represent shares over which the beneficial owner has sole voting and dispositive power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors:

Daniel W. Geeding	19,236	(1)	*

Jerome P. Montopoli	8,500	(2)	*

Blanche F. Maier	1,714,213	(3)	33.5%

Craig F. Maier (also a named executive officer)	1,317,044	(3)	24.7%

Dale P. Brown	12,736	(4)	*

Lorrence T. Kellar	19,000	(5)	*

William J. Reik, Jr.	223,060	(6)	4.4%

Karen F. Maier	829,979	(3)	16.2%

Robert J. Dourney	6,500	(7)	*

Other Named Executive Officers

Rinzy J. Nocero	7,641	(8)	*

Donald H. Walker	31,098	(9)	*

Michael R. Dunham	1,000	(10)	*

Michael E. Conner	17,875	(11)	*

All Directors and executive officers as a group (total of 19 including executive officers that are not named executive officers)	2,539,976	(12)	46.2%

*	Percentage information is omitted for individuals who owned less than one percent of the outstanding Common Stock and shares deemed outstanding due to exercisable options.
(1)	Includes 12,000 shares he has the right to acquire pursuant to the exercise of stock options.
(2)	Includes 7,000 shares he has the right to acquire pursuant to the exercise of stock options.
(3)	See footnotes (1), (2), (3) and (4) to the chart in the preceding section entitled “Security Ownership of Certain Beneficial Owners.”
(4)	Includes 9,000 shares she has the right to acquire pursuant to the exercise of stock options.
(5)	Includes 9,000 shares he has the right to acquire pursuant to the exercise of stock options.
(6)

Includes 14,000 shares that he has the right to acquire pursuant to the exercise of stock options. Mr. Reik is the Managing Member of Reik & Co., LLC, whose stock ownership of the Company is disclosed in the preceding chart entitled “Security Ownership of Certain Beneficial Owners.”

(7)	Includes 6,000 shares he has the right to acquire pursuant to the exercise of options.
(8)	Includes 7,000 shares that he has the right to acquire pursuant to the exercise of stock options.
(9)	Includes 28,667 shares that he has the right to acquire pursuant to the exercise of stock options.
(10)	Represents 1,000 shares that he has the right to acquire pursuant to the exercise of stock options.
(11)	Includes 15,750 shares that he has the right to acquire pursuant to the exercise of stock options.
(12)	Includes 391,647 shares the group has the right to acquire pursuant to the exercise of stock options.

2009 SHAREHOLDER PROPOSALS

Any shareholder who wishes a proposal to be considered for inclusion in the Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders, which is currently scheduled for October 6, 2009, must submit the proposal to the Company on or before April 25, 2009. Proposals should be addressed to Donald A. Bodner, Secretary, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206. Any such proposal must satisfy the conditions for shareholder proposals established by the Securities and Exchange Commission in Rule 14a-8 promulgated pursuant to the Exchange Act.

Any shareholder who intends to directly present a proposal at the 2009 Annual Shareholders Meeting (outside of the Rule 14a-8 process) must notify the Company of the proposal on or before July 9, 2009. If the Company is not notified by such date, the Company will have the right to exercise discretionary voting authority for the proxies it obtains with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. Notices of any intention to present a proposal at the 2009 Annual Shareholders Meeting should be addressed to the Secretary of the Company at the address set forth in the foregoing paragraph.

COST OF SOLICITATION

The cost of preparing and mailing this Proxy Statement, the accompanying Notice of Annual Meeting and proxy and any additional material relating to the Meeting and the cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodial nominees and fiduciaries to supply proxy material to the beneficial owners of the Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain officers and employees of the Company may solicit proxies in person or by telephone, facsimile transmission or mail, for which they will not receive any special compensation.

PROXY MATERIALS AND ANNUAL REPORT

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on October 7, 2008: This Notice of Annual Meeting and Proxy Statement and the Company’s most recent Annual Report to Shareholders are available on our website at www.frischs.com.

The Company will supply without cost, upon written request, a copy of the Company’s most recent Annual Report on Form 10-K, including financial statements and schedules. Such request should be directed to Donald H. Walker, Chief Financial Officer, Frisch’s Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, Ohio 45206.

OTHER MATTERS

The Company’s Board of Directors knows of no other matters to be presented at the Meeting other than those set forth above. However, if any other matters come before the meeting, the holders of the proxy will vote the shares represented by the proxy on such matters in accordance with their discretion, in accordance with the recommendations of the Board, and discretionary authority to do so is included in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

DONALD A. BODNER,
Secretary

Dated: August 28, 2008

PROXY

FRISCH’S RESTAURANTS, INC.

ANNUAL MEETING OF SHAREHOLDERS

October 7, 2008

The undersigned shareholder of Frisch’s Restaurants, Inc. (the “Company”) hereby nominates, constitutes and appoints Craig F. Maier and Daniel W. Geeding, and each of them, the attorney, agent and proxy of the undersigned, with full powers of substitution, to vote all the stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, on Tuesday, October 7, 2008 at 10:00 a.m. and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present as set forth on the reverse side.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

FRISCH’S RESTAURANTS, INC.

October 7, 2008

PROXY VOTING INSTRUCTIONS

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.
-OR-	COMPANY NUMBER
INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.	ACCOUNT NUMBER
-OR-
IN PERSON – You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via the internet. i

The Board of Directors recommends a vote of “FOR ALL NOMINEES” on Proposal 1 and “FOR” on Proposal 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK AS SHOWN HERE  ☒

1.	ELECTION OF DIRECTORS. To elect the persons below to serve as directors to serve until the 2010 Meeting and until their successors are elected and qualified:	2. RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:

This Proxy is solicited on behalf of the Company’s Board of Directors, and may be revoked prior to its exercise by filing with the President of the Company a written instrument revoking this Proxy or a duly executed Proxy bearing a later date, or by appearing in person and voting at the meeting. The Proxy shall be voted in accordance with the recommendations of the Board of Directors unless a contrary instruction is indicated, in which case the Proxy shall be voted in accordance with such instructions. If cumulative voting is properly declared, the votes will be cast in such a way as to effect the election of all nominees, or as many thereof as possible, in accordance with the recommendations of the Board of Directors. On other matters, if any, presented at the meeting, this Proxy shall be voted in the discretion of the proxy holders, in accordance with the recommendations of the Board of Directors, if any

☐ FOR ALL NOMINEES ☐ WITHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	¡ Robert J. (RJ) Dourney ¡ Lorrence T. Kellar ¡ Karen F. Maier ¡ William J. Reik, Jr.
INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

FRISCH’S RESTAURANTS, INC.

October 7, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i